Exhibit 99.2

Guided Therapeutics, Inc.

Fourth Quarter 2014 Conference Call

March 26, 2015

Alison Ziegler: Thank you. Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss fourth quarter and 2014 results. For today’s call, we have Guided Therapeutics’ CEO, Gene Cartwright; and Company Controller, Charles Rufai, Certified Public Accountant.

During this call, the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the Company’s Form 10-K for the year ended December 31st, 2014, and other filings with the Securities and Exchange Commission.

At this time, I’d like to turn the call over to Gene. Go ahead, Gene.

Gene Cartwright: Thanks Alison. Good morning and welcome. We have laid significant groundwork, working with our distributors, to educate ministries of health and thought leaders throughout the world on the benefits of LuViva. While launching a revolutionary and paradigm-sifting product, such as LuViva, on an international stage obviously has its challenges, and most everything has taken a little longer than we initially anticipated, we are making inroads. Our team has met every challenge head on, LuViva is working at an optimal level and we believe we are making significant inroads around the globe.

We currently have 69 units in place in 19 countries including multiple units in Turkey, Guatemala, Mexico, Nigeria, Canada and Kuwait. We shipped a total of 10 LuViva units in the fourth quarter along with 3,420 high-margin disposable Cervical Guides, compared to four units and no Cervical Guides in the fourth quarter of 2013. For the year, we shipped 41 units and 15,500 Cervical Guides, compared to 21 units and 3,800 Cervical Guides in 2013.

Markets that received shipments of LuViva devices in the quarter include Saudi Arabia, Chile, Kuwait and Italy. Not only are we gaining some traction in our initial markets but the response we are receiving from our distributors and customers on LuViva’s performance is rewarding. Let me take this opportunity to review some of our progress with you today.

First, our primary focus is on the international screening markets where we see larger opportunities with government programs. This is really a change from when I joined the company. While triage remains the focus in the developed world and the focus of our PMA in the US, the demand we are seeing in developing markets as it relates to the opportunity to use LuViva for screening is what we believe will ultimately make this company successful.

Our largest market to date is Turkey, where our distributor has told us the Ministry of Health plans to begin their screening program in the second quarter of 2015. This comes after presenting results of a screening trial in November. The Turkish doctor who presented the results of that 1,000 patient study concluded that LuViva, for screening, had many advantages due to the fact that it is a Point of Care device. To date we have shipped 22 units to Turkey and we anticipate that the Ministry of Health order will be more than 10,000 disposables per month once underway, with growing numbers of high margin disposables associated with a ramp up of the screening program.

Turning to Kenya, we continue to have considerable dialogue with our distributor in anticipation of the release of a public tender from the Government of Nairobi County, the largest population center in East Africa which includes approximately 900,000 screening-aged women. While we discussed this on our last quarterly call and had anticipated the tender before year end, it has taken much longer than we were initially led to expect. This is one of the downsides to working through distributors and with government agencies. While the potential is great, there can often be delays that are out of our control. However, we remain very confident for a number of reasons: 1) We are dealing with a very reputable distributor with experience and knowledge of dealing with the Kenyan government, 2) There is a dire need for our device 3) The government acknowledges this need and is establishing a program to address the need for better cervical cancer screening.

Despite this delay, we remain optimistic of Nairobi’s potential to order over 10,000 cervical guides per month and continue to anticipate hearing about the tender in the near term.

Turning to Latin America. We shipped units and Cervical Guides to our distributor in Chile during the 4th quarter, and in April, we plan to travel to Santiago to install units there.

In Mexico, our distributor is in negotiations with three states, to provide LuViva as a service while we wait for the product to be listed in the government catalog. Once listed in the catalog, state and local healthcare agencies will be free to purchase LuViva unencumbered. We expect the listing to be approved over the summer. One potential opportunity in Mexico is the 700 mobile mammography units that the government sponsors and sends in vans to rural areas of the country. We will be sending an engineer to Mexico to evaluate whether LuViva can also be included on these mobile units. There are also plans in the works to participate in a large trial sponsored by the Frida Institute that is reviewing a number of technologies for women’s health.

In Guatemala during 2014 we shipped an initial five LuViva devices and an initial shipment of 1,000 single-patient-use Cervical Guides to our distributor for inclusion in a pilot program with the Ministry of Public Health and Social Welfare. The pilot program, scheduled to begin over the next few weeks, will evaluate LuViva as a means to screen for cervical cancer due to the lack of wide spread availability of the Pap test. Cervical cancer is the leading cause of death among Guatemalan women and it is estimated approximately 4.5 million women would be candidates for cervical cancer screening. If successful, the pilot program could lead to the placement of LuViva in the 43 public hospitals in Guatemala.

Turning to Bangladesh, a new tender was published for an additional two LuViva units this month. Together with our distributor we have laid the groundwork for what could be a much larger order to place LuViva in over 60 women’s health centers throughout the country. Official publically available paperwork for a portion of those 60 units is expected in the second half of 2015. We remain positive on our work in Bangladesh.

Nigeria remains an exciting opportunity although the government elections have slowed our pace there. We continue to believe that recent positive clinical study results by Professor Isaac Adewole, a key opinion leader on cervical cancer in sub-Saharan Africa, will drive the eventual implementation of LuViva in widespread cervical cancer prevention programs through federal ministries, the oil companies, local governments, and non-governmental organizations.

Now, let me update you on Canada. As you know, in the Canadian market LuViva is approved for triage use after an abnormal Pap result and is well suited to help resolve the large number of women that can wait months for follow-up exams, which typically include colposcopy and biopsy. In Canada we have had a number of evaluations take place over the last six months which mirrored earlier studies. These include the study by Dr. Bentley, Secretary General for the International Federation of Cervical Pathology and Colposcopy who continues to support and endorse LuViva on a worldwide scale.   Results have continued to demonstrate LuViva’s ability to aid in the management of cervical disease, reducing unnecessary procedures and identifying women at high risk. As a result of the growing support of healthcare experts, like Dr. Bentley, across Canada, a new pilot program is set to begin in one of the provinces, involving up to 80 women. Upon successful completion, expected this year, recommendations could be made to include LuViva as the standard of care in select provinces. This is an example of working with government entities to increase the potential for success and providing a greater return than marketing doctor to doctor or hospital to hospital. To put this opportunity into perspective, each year in Canada, as many as 400,000 women receive an abnormal Pap result.

In Europe, two sites of a multi-center study are up and running in the Netherlands. We plan to expand that study to additional countries including potentially France, the UK and Italy. These studies are needed to gain traction in those markets with leading doctors and government payers.

In addition to making progress with existing distributors, as we mentioned, we added a new distributor in Chile in the fourth quarter. For 2015 we anticipate signing new distributorships and shipping product to markets that include Russia, China, India, Latin America and Southeast Asia.

As a result of all this activity across our markets, we continue to project sales of at least $3.0 million, which is based on the low end of our current distributor forecasts. While sales will be more heavily weighted to the second half of the year, this represents a solid increase from the 41 units and over 15,000 high margin disposable Cervical Guides shipped in 2014.

Finally, with regard to our PMA amendment for LuViva, we have been told by the FDA that once a company has received a non-approvable letter there is no longer a formal timeframe for them to respond. With that said, they have missed several dates they provided to us verbally and in writing primarily due to other priorities including PMAs that were on the clock and nationwide issues that have arisen, including the UCLA Superbug, which also bumped our PMA amendment down in their queue. We continue to be in contact with our consultants and FDA and have been told that review of our PMA amendment will be completed shortly. We remain hopeful that they will provide us with a path for approval

In the meantime, we have reduced our burn rate to just over $400,000 a month from over $500,000 a month.  We have gone from 38 FTEs to 27 FTEs by letting go of 8 people and moving six employees to part time.  In addition, managers are getting 20% of their pay in stock and I am currently foregoing my pay. This results in a greater than 20% reduction in our burn rate. On the fundraising side, we anticipate approximately $720,000 coming in March from sales of un-registered shares.  And as it relates to growing sales, screening studies continue in several developing markets and some large order opportunities remain within reach, orders that, with the help of high margin disposables, could get us close to breakeven given our reduced burn rate.  As a result, we believe we have enough funds to see us through to an FDA response or the announcement of a large international order.

With that, I will turn the call over to Charles.

Charles Rufai: Thank you Gene. Total revenue for the three months ended December 31, 2014 was about $185,000. This included $172,000 in sales of LuViva devices and disposables. Contract and grant income totaled about $13,000 for the three month period.

Revenue for the same period in 2013 included approximately $53,000 of product sales and $346,000 of contract and grant income. The net loss attributable to stockholders for the three months ended December 31, 2014 was about $3.2 million, or $0.04 per share, compared to a loss of about $4.2 million, or $0.06 per share, for the same period last year. We had a gross profit of about $4,000 for the quarter just ended.

Research and development expenses increased to $666,000 in the fourth quarter from $499,000 with the recent addition of two temporary contract software engineers brought on to implement device enhancements as we move forward to full-line production.

Sales and marketing expenses increased to $402,000 on increased marketing efforts related to LuViva.

General and administrative costs rose to $1.1 million in the fourth quarter compared to $742,000 in the year ago period. The increase is primarily attributed to non-cash expenses, including executive and director share-based compensation, as well as amortization of debt issuance costs.

For the year ended December 31, 2014 total revenue was about $823,000 including $758,000 in sales of LuViva devices and disposables. Contracts and grant income represented $65,000.

Revenue for the same period in 2013 was comprised of product sales of about $359,000. Grants and royalty income totaled about $820,000. The large decrease in contract and grant revenue related to the termination of certain agreements with Konica Minolta as well as the expiration of grant income from the National Cancer Institute in the fourth quarter of 2013. The net loss attributable to stockholders for 2014 was about $10.0 million, or $0.13 per share, compared to a loss of about $10.4 million, or $0.16 per share for 2013.

Cash on hand at the end of the year was about $162,000 compared to $613,000 at the end of our fiscal year ended December 31st, 2013. Our projected monthly burn rate has been reduced to about $410,000 from about $550,000 as a result of non-key employee reduction

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At December 31, 2014, net account receivable based on current invoices totaled about $338,000. That compared to about $133,000 at the end of our fiscal year ended December 31, 2013. The Company had about $1.2 million of net inventory on hand at the end of the quarter. Our negative working capital was about $2.8 million.

At December 31, 2014, the Company had outstanding warrants exercisable for about 29.7 million shares of common stock with exercise prices ranging from $0.15 to $1.08 per share and averaging about $0.34 per share. If exercised, these warrants could bring in about $10.1 million in cash over the next five years, assuming full exercise. At the end of the year, the Company had about 96.8 million shares outstanding.

On March 16, 2015 and March 19, 2015, the Company entered into subscription agreements with certain accredited investors, pursuant to which we agreed to sell an aggregate of 4.0 million shares of our common stock and warrants to purchase an additional 2.0 million shares, for an aggregate purchase price of $720,000 in a private placement not involving a public offering under Section 4(a)(2) of the Securities Act. As of March 24, 2015, we had consummated $450,000 of the total transaction and we expect to consummate the remainder by the end of the first quarter of 2015. The warrants are immediately exercisable, have an exercise price per share of $0.255 and expire three years from the date of issuance. The Company will likely be required to raise additional funds through public or private financing, new collaborative relationships, or grants, if available.

Additional details can be seen in our Form 10-K as well as our other subsequent filings.

I will now turn the call back over to Gene. Gene?

Gene Cartwright: Thanks Charles. Before we open the call to your questions, I’d like to review with everyone our key focus areas and goals for 2015. To be successful in the long run, we remain focused on: increasing Cervical Guide orders from customers with the largest Cervical Guide opportunities; pursuing evaluations with key opinion leaders around the world to generate abstracts and publications to showcase LuViva’s performance; and selectively expanding distribution to new countries.

We asked our distributors to provide three quarterly sales forecasts for 2015. A High estimate, a Medium estimate and a Low estimate. The High estimate translates to approximately $9M in sales and is currently above our manufacturing capabilities given the current employee base and would require expanded capacity. The Medium estimate is approximately $6M in sales and the Low estimate calls for approximately $3M in sales. Based on these estimates from our distributors, and the fact that these are primarily new sales and not based on any run rate, we continue to target a minimum of $3 million in orders in 2015, with sales more heavily weighted towards the second half of the year. In the first quarter, sales could approach our fourth quarter levels depending on what ships at the end of the month. We continue to be hopeful we will hear from Kenya in the very near term but with the 2 week timing of the tender publication, those sales to Kenya will likely begin in the second quarter.

Next, we remain focused on getting an answer on our PMA amendment. While the FDA has communicated that there is no longer a clock that they are measured by, they have stated that we are at the top of their to-do list and, with hopefully no other national distractions, we could hear their decision in the next several weeks. While they have given us written guidance in the past on their expectations, which we have communicated to shareholders, we must relay that these are just the agency’s current estimates and if other priorities come up we could again be delayed from this timing. We continue to remain hopeful that there will be a path for approval for LuViva.

Finally, ensuring we have the necessary capital to fund ongoing operations remains a priority, as well as a challenge with regard to limiting dilution. The financing we completed this month should provide the financial support as we await word from FDA and certain large government orders.

The product has been launched successfully. We are able to manufacture it consistently and the multiple trials that have been done in the field show consistent results that confirm the studies that we did for regulatory approval. They also have demonstrated the capability of our product for primary screening for cervical cancer.

It’s clear that the market potential for our Point of Care LuViva product is measured in multiple billions of dollars, based on both the triage market and the screening opportunity in the developing world where access to the Pap smear and HPV is limited.

We have plenty of opportunities that we are pursuing now, but, like you, we are frustrated by how long some of these deals take to close.

We are encouraged by the sales projections that our distributors have given us for this year and are confident that we can grow sales while keeping our burn rate low to build a successful business at Guided Therapeutics.

Thank you for your time and for your patience. We will work hard to continue to keep our shareholders updated in the weeks and months to come. I’ll now turn the call over to the Operator for your questions.

Removed text:

We believe strongly we have a very exciting opportunity in front of us with LuViva. We remain the only “point of care” test, particularly important to the developing world where we are being evaluated for screening and with the anticipated growth in HPV screening, our need in developed markets for triage is only anticipated to grow. There really is nothing else that can compete with us at this time.

From an investment standpoint, the profitability of our disposable is high while our burn rate is low, down to just over $400,000 a month, enabling us to be cash flow positive on a monthly basis with annual sales of less than $10 million.